Exhibit 99.1

Codex DNA Reports Second Quarter 2021 Financial Results

SAN DIEGO – August 10, 2021 – Codex DNA, Inc. (Nasdaq: DNAY), a pioneer in automated benchtop synthetic biology systems, today reported financial results for the second quarter ended June 30, 2021.

“During the second quarter, Codex DNA took a big step forward in the evolution of our business. We successfully closed an IPO, strengthened the diversity of our leadership team and Board of Directors, enabled new downstream mRNA applications, expanded our customer base, and grew revenue 76% year over year,” said Todd R. Nelson, PhD, CEO of Codex DNA. “We are now well positioned to build on this foundation, scale our global operations, and empower more customers with the ability to rapidly create sustainable solutions to help advance precision medicine, biologics drug discovery, vaccine development, genome editing, and cell and gene therapy.”

Recent Highlights
Increased revenue and closed a successful IPO:
•Total revenue increased 76% over prior year period
•Completed initial public offering in June 2021, raising approximately $122.7 million in gross proceeds
•Announced strategic synthetic biology collaboration and grant for up to $3.3 million with U.S Department of Agriculture to combat citrus greening disease

Responded to customer demand for new BioXp™ synthetic biology workflow enhancements:
•Longer gene fragment capabilities enable overnight production of error-corrected, de novo synthetic genes of up to 7,200 base pairs in length
•First of three mRNA kits designed to enable high-throughput synthesis from DNA sequence to biologically active mRNA for the rapidly growing market to develop mRNA-based vaccines and therapeutics
•Licensing and supply agreement with TriLink Biotechnologies for the industry-leading CleanCap® mRNA capping technology, which will help improve productivity, increase yields and expand the range of therapeutic and vaccine applications

Strengthened leadership team with three key additions to Board of Directors:
•Jami D. Nachtsheim, Corporate Vice President of the Sales and Marketing Group and Director of Worldwide Marketing at Intel Corporation; serves as the Chair of our Corporate Governance and Nominating Committee
•Christine A. Tsingos, Former Executive Vice President and Chief Financial Officer at Bio-Rad Laboratories, Inc.; serves as the Chair of our Audit Committee
•Andrea Jackson, Director at Northpond Ventures

Second Quarter 2021 Financial Results
•Revenue was $2.9 million for the second quarter 2021, a 76% increase from $1.6 million for the same period in the prior year. This growth was related to new product introductions and an increase in royalties and collaboration research program revenue.
•Cost of revenue for the second quarter 2021 was $1.9 million, compared to $0.6 million for the same period in the prior year. The increase of $1.3 million was primarily driven by increased standard costs of $1.1 million related to increasing unit sales and higher raw material costs associated with reagents sales and biofoundry services.

•Operating expenses were $8.5 million for the second quarter 2021, compared to $4.3 million for the same period in the prior year. This increase was driven by headcount expansion across the business, primarily focused in the commercial organization as the company ramps-up sales and marketing efforts and invests in research and development to increase product development, as well as increased expenses related to operating as a public company.
•Net loss was $9.2 million for the second quarter 2021, compared to $4.1 million in the same period in the prior year. Net loss per share was $1.06 for the second quarter of 2021, compared to $0.82 for the corresponding prior year period.
•Cash and cash equivalents were $123.8 million as of June 30, 2021. In addition, the Company has approximately $14.5 million of debt outstanding.

Webcast and Conference Call Information
Company management will host a conference call today, Tuesday, August 10, 2021, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss the financial results and other recent corporate highlights.
The press release and live audio webcast can be accessed via the Investor section of the Company’s website at www.codexdna.com. The conference call can be accessed by dialing (888) 705-0127 (domestic) or (409) 937-8880 (international) and referring to conference ID 9909727. Please log in approximately 5-10 minutes before the event to ensure a timely connection. The archived webcast will remain available for replay on Codex DNA’s website for 30 days.

About Codex DNA
Codex DNA is empowering scientists with the ability to address many of humanity’s greatest challenges through synthetic biology. As inventors of the industry-standard Gibson Assembly® method and the first commercial automated benchtop DNA and mRNA synthesis system, Codex DNA is enabling rapid, accurate, and reproducible writing of DNA and mRNA for numerous downstream markets. The company’s award-winning BioXp™ system consolidates, automates, and optimizes the entire synthesis, cloning, and amplification workflow. As a result, it delivers virtually error-free synthesis of DNA/RNA at scale within days and hours instead of weeks or months. Scientists around the world are using the technology in their own laboratories to accelerate the design-build-test paradigm to create novel, high-value products for precision medicine, biologics drug discovery, vaccine and therapeutic development, genome editing, and cell and gene therapy. Codex DNA is a public company based in San Diego. For more information, visit codexdna.com.

Codex DNA, the Codex DNA logo, Gibson Assembly, and BioXp are trademarks of Codex DNA Inc.

Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding scaling our operations and growing our customer base, progress made on achieving our corporate goals, and the overall strength of our business. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our Quarterly Report on Form 10-Q filing made with the Securities and Exchange Commission on August 11, 2021. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Codex DNA disclaims any obligation to update these forward-looking statements.

Contact:
Jennifer McNealey
Chief Financial Officer
ir@codexdna.com